EXHIBIT 10.4

LONG-TERM INCENTIVE AWARD CLAW-BACK AGREEMENT

This Agreement between Celanese Corporation and ______________ (the “Employee”) is entered into as of the date set forth on the signature page below.  The collective consideration for Employee’s obligations under this Agreement, each component of which the Employee specifically acknowledges both the receipt and independent sufficiency thereof as consideration, include: (i) Employee’s receipt of cash and/or stock-related awards under the Celanese Corporation 2004 Stock Incentive Plan (including any successor plan), or any such other cash or stock-related award under any plan or arrangement sponsored by Celanese (collectively referred to as the “Plan”), subject to the terms thereof; (ii) Employee’s continued employment with Celanese; (iii) the opportunity to receive special training and education, both on-the-job and otherwise as feasible; and (iv) Employee’s receipt of confidential, proprietary information relating to Celanese business and clients.

Accordingly, Employee and Celanese agree as follows:

1.           DEFINITIONS

a.           “Celanese” means Celanese Corporation, its direct and indirect subsidiaries, affiliated entities, successors and assigns.

b.           “Confidential Information” means any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, benefits, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of Celanese and/or any third party that has disclosed or provided any of same to Celanese on a confidential basis.  “Confidential Information” also includes any information designated as a trade secret or proprietary information by operation of law or otherwise, but shall not be limited by such designation.  “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Employee’s breach of this covenant; (ii) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Employee shall give prompt written notice to Celanese of such requirement, disclose no more information than is so required, and cooperate with any attempts by Celanese to obtain a protective order or similar treatment.

c.           “Competitive Business” means businesses that compete with products and services offered by Celanese in those countries where Celanese manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services during the term of Employee’s employment with Celanese or, following the Employee’s termination of employment, within two (2) years preceding the date of termination (including, without limitation, businesses which Celanese has specific plans to conduct in the future that were disclosed or made available to Employee), provided that, if Employee’s duties were limited to particular product lines or businesses during such period, the Competitive Business shall be limited to those product lines or businesses in those countries for which Employee had such responsibility.

d.           “Effective Date” means December 11, 2008.

e.           “Restricted Period” means one year from the date of Employee’s termination of employment from Celanese for any reason.

2.           DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS

a.           Based upon the assurances given by Employee in this Agreement, Celanese will provide Employee with access to its Confidential Information.  Employee hereby reaffirms that all Confidential Information received by Employee prior to the termination of this Agreement is the exclusive property of Celanese and Employee releases any individual claim to the Confidential Information.

b.           Employee will not at any time (whether during or after Employee’s employment with Celanese) (a) retain or use for the benefit, purposes or account of Employee or any other person; or (b) disclose, divulge, reveal, communicate, share, make available, transfer or provide access to any person outside Celanese (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information without the prior written authorization of Celanese.

c.           Upon termination of Employee’s employment with Celanese for any reason, Employee shall (a) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Celanese; (b) immediately destroy, delete, or return to Celanese, at Celanese’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Celanese property) that contain Confidential Information or otherwise relate to the business of Celanese, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (c) notify and fully cooperate with Celanese regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

d.           If Employee has previously entered into any confidentiality or non-disclosure agreements with any former employer, Employee hereby represents and warrants that such confidentiality and/or non-disclosure agreement or agreements have been fully disclosed and provided to Celanese.

e.           If Employee has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Employee’s employment by Celanese, that are relevant to or implicated by such employment (“Prior Works”), Employee hereby grants Celanese a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with Celanese’s current and future business.  A list of all such Works as of the date hereof is attached hereto as Exhibit A.

f.           If Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employee’s employment by Celanese and within the scope of such employment and/or with the use of any Celanese resources (“Company Works”), Employee shall promptly and fully disclose same to Celanese and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Celanese to the extent ownership of any such rights does not vest originally in Celanese.

g.           Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Celanese) of all Company Works. The records will be available to and remain the sole property and intellectual property of Celanese at all times.

h.           Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Celanese’s expense (but without further remuneration) to assist Celanese in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Celanese’s rights in the Prior Works and Company Works.  If Celanese is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Celanese and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

i.           Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Celanese any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Employee hereby indemnifies, holds harmless and agrees to defend Celanese and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Employee shall comply with all relevant policies and guidelines of Celanese, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Employee acknowledges that Celanese may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

j.           In the event Employee leaves the employ of Celanese, Employee hereby grants consent to notification by Celanese to any subsequent employer about Employee’s rights and obligations under this Paragraph 2.

3.           NON-COMPETITION AND NON-SOLICITATION

a.           During the time of Employee’s employment with Celanese and for the Restricted Period thereafter, Employee shall not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, directly or indirectly solicit or assist in soliciting in competition with Celanese, the business of any customer, prospective customer, client or prospective client: (i) with whom Employee had personal contact or dealings on behalf of Celanese during the one year period preceding the termination of Employee’s employment; (ii) with whom employees directly or indirectly reporting to Employee have had personal contact or dealings on behalf of Celanese during the one-year immediately preceding the termination of Employee’s employment; or (iii) for whom Employee had direct or indirect responsibility during the one year period immediately preceding the termination of Employee’s employment.

b.           During the time of Employee’s employment with Celanese and for the Restricted Period thereafter, Employee shall not directly or indirectly: (i) engage in any Competitive Business, (ii) enter the employ of, or render any services to, any person (or any division or controlled or controlling affiliate of any person) who or which engages in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, stockholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with, or attempt to interfere with, business relationships between Celanese and customers, clients, suppliers partners, members or investors of Celanese.  Notwithstanding the foregoing, Employee may directly or indirectly own, solely as an investment, securities of any person engaged in the business of Celanese which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such person.

4.           NON-SOLICITATION OF CELANESE EMPLOYEES AND CONSULTANTS

Employee shall not:

a.           During the time of Employee’s employment with Celanese and for the Restricted Period thereafter, Employee shall not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly: (i) solicit, interview, encourage, or take any other action that would tend to influence in any manner any employee of Celanese to leave the employment of Celanese (other than as a result of a general advertisement of employment made by Employee’s subsequent employer or business, not directed at any such employee), or (ii) hire any such employee who was employed by Celanese as of the date of Employee’s termination of employment or who left Celanese coincident with, or within one year prior to or after, Employee’s termination of employment.

b.           During the time of Employee’s employment with Celanese and for the Restricted Period thereafter, Employee shall not, directly or indirectly, solicit or encourage any consultant then under contract with Celanese to cease to work with Celanese.

5.           EMPLOYEE’S BEST EFFORTS AND EXCLUSIVE SERVICE

Employee agrees to diligently and loyally serve Celanese, to devote his/her full best efforts, full time and energy to such service, and to follow the directions of Celanese in regard to such services.  Employee agrees to conduct all business activities in accordance with the directives, policies, and instructions of Celanese in a proper and professional manner so as to maintain Celanese’s ethical business, and professional standards, and the goodwill and reputation of Celanese.  Employee also warrants and represents that he/she has been advised of and agrees to comply with Celanese’s Code of Business Conduct, as amended from time to time, including Celanese’s policies against discrimination and harassment.

Employee further agrees that during employment with Celanese, he/she will not engage in any other employment or business venture.  Employee warrants that he/she is not subject to any agreement with a prior employer or other party that would restrict his/her employment by Celanese or the performance of his/her duties under this Agreement.

6.           EMPLOYMENT RELATIONSHIP

Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of Celanese, employment with Celanese is for an indefinite term and may be ended, with or without cause, at any time by either the Employee or Celanese, with or without previous notice.  Nothing in this document will be construed to oblige Celanese to continue Employee’s employment for any particular time or under any particular terms and conditions of employment.

7.           REMEDIES AND ENFORCEMENT

a.           Forfeiture of Stock-Related Benefits and Rights:  Employee acknowledges that the Plan is intended to induce and reward Employee’s continued employment, commitment, and loyalty to Celanese.  As further consideration for Employee’s stock-related awards, Employee agrees that (a) if at any time during his/her employment with Celanese or after his/her termination of employment for any reason, Employee breaks or states his/her intention to break the promises he/she made in Paragraphs 2, 3, or 4 of this Agreement, or (b) it is determined by Celanese that Employee engaged in conduct related to his/her employment with Celanese for which he/she or Celanese could be held either criminally or civilly liable, then Employee shall (x) immediately cease vesting in all awards granted under the Plan on or after the Effective Date and (y) forfeit and return to Celanese any and all rights and interests that he/she may have in any awards (and, if applicable, repay the value of any awards Employee no longer holds by means of a certified check) granted under the Plan on or after the Effective Date in which Employee vested during the period that began on the date one year preceding Employee’s breaking (or stating his/her intention to break) the promises in Paragraphs 2, 3, or 4 of this Agreement, or one year preceding Employee’s termination (whichever date is earlier), unless terminated or forfeited sooner by operation of another term or condition of the Plan.

b.           Reasonableness of Restrictions / Injunctive Relief:  Employee acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of Celanese’s legitimate business interests, including but not limited to its Confidential Information, customer, vendor, supplier and business partner relationships and goodwill.  Employee also acknowledges that the provisions of this Agreement would not impede his or her ability to earn a living in his or her chosen profession should he or she terminate employment with Celanese.  Employee further acknowledges that a breach of any of the provisions of this Agreement will result in continuing and irreparable damages to Celanese for which there would be no adequate remedy at law and that Celanese, in addition to all other relief available to it, shall be entitled to the issuance of injunctive relief restraining him or her from committing or continuing to commit any breach of this agreement.  Accordingly, if Employee breaches this Agreement, Celanese shall be entitled, in addition to all other remedies it may have, to immediate injunctions or other appropriate orders to restrain any such breach without requirement to post a bond.  In addition, in the event of a breach of Paragraphs 2, 3 or 4, Employee agrees to pay to Celanese all costs of enforcement of this Agreement, including, but not limited to, reasonable attorney fees.

c.           Reformation:  If any provision of Paragraphs 2, 3 or 4 should be found by any court of competent jurisdiction to be unreasonable by reason of its being too broad as to the period of time, territory, aspects of business or clients covered or otherwise, then, and in that event, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended, for the limited purpose of its application within the geographic jurisdiction of the court so finding, so that any term of the provision found unreasonable shall be limited to the maximum period of time, the largest territory, the most aspects of business and clients covered and/or the broadest other limitations, as the case may be, which would be found reasonable and enforceable by such court.  Similarly, if any remedy is found to be unenforceable in whole or in part, or to any extent, such provision shall remain in effect only to the extent the remedy or remedies would be enforceable by such court.

d.           Severability and Survival:  Subject to the provisions of Subparagraph 7(c), whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law or public policy.  However, if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provisions, to the extent of such prohibition or invalidity, shall be deemed not to be part of this Agreement otherwise applicable to Employee, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

e.           Right of Set-Off:  Employee consents to a deduction from any amounts Celanese may owe Employee from time to time, to the extent of the amounts Employee owes Celanese (including, but not limited to, any amounts Employee owes under the Subparagraphs 7(a) and 7(b) above).  Any such set-off shall be effected pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  If Celanese does not recover by means of set-off the full amount Employee owes, Employee agrees to pay immediately the unpaid balance to Celanese upon Celanese’s demand.

8.           DISCLOSURE AND NOTIFICATION

a.           Prior to signing this Agreement, Employee shall disclose to Celanese in writing any restrictions that may affect Employee’s ability to work on behalf of Celanese, including, but not limited to, any existing non-compete agreements, confidentiality agreements, court orders, or pending or threatened litigation with prior employers/contractors/third parties.  Such written disclosure is attached to this Agreement as Exhibit B, which is fully incorporated herein by reference.  Employee further warrants and represents he/she has not disclosed and will not disclose to Celanese, and has not used and will not use on Celanese’s behalf, any trade secrets or confidential, proprietary information belonging to a third party, without first obtaining written consent from that third party.

b.           Employee agrees that he/she will (and Celanese may) notify anyone employing Employee or evidencing an intention to employ Employee of the existence and provisions of this Agreement.

9.           CONSENT TO JURISDICTION

To the fullest extent allowed by applicable law, any dispute or conflict arising out of or relating to this Agreement, except for an action brought by Celanese pursuant to Paragraphs 2, 3 or 4 of this Agreement, must be brought in a court that has jurisdiction over matters in Dallas County, Texas, which court(s) shall have sole and exclusive jurisdiction of such matters.  Furthermore, to the fullest extent allowed by applicable law, Employee agrees such court shall have personal jurisdiction over him/her and further agrees to waive any rights he/she may have to challenge the court’s jurisdiction over him/her.  To the fullest extent allowed by applicable law, Employee further consents to such selection of jurisdiction, forum and venue and to the uncontested enforcement of a judgment from such court in any other jurisdiction where Employee or his/her assets are located.

10.           AMENDMENTS

This Agreement may not be modified or amended except by a written instrument executed by Employee and the Chief Executive Officer of Celanese Corporation, the Senior Vice President of Human Resources of Celanese Corporation, or either of their designees.

11.           WAIVER

All the rights of Celanese and Employee under this Agreement shall be cumulative and not alternative, and a waiver or indulgence by either party shall not be construed as a waiver of any other rights or entitlements hereunder.

12.           ENTIRE AGREEMENT

This Agreement constitutes the parties’ entire agreement, and supersedes and prevails over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to the subject matters herein, except as to (a) the terms of any Plan (as defined on page 1 of this Agreement) which may apply, as supplemented by the provisions of Paragraph 7(a) above; and (b) if a post-employment restrictive covenant in this Agreement is found unenforceable (despite, and after application of, any applicable right to reformation that could add or renew enforceability), then any prior agreement between the parties that would provide for a restriction on the same or substantially similar post-employment conduct of Employee shall not be considered superseded and shall remain in effect.

The parties have executed this Agreement as of the date indicated below.

ACCEPTED AND AGREED:                                                                           PARTICIPANT

By: __________________________

Name:

Employee ID:

Date: ________________________

EXHIBIT A

LONG-TERM INCENTIVE AWARD CLAW-BACK AGREEMENT

List of Company Works Pursuant to Paragraph 2(e):

A-1

EXHIBIT B

LONG-TERM INCENTIVE AWARD CLAW-BACK AGREEMENT

Disclosure of Restrictions Pursuant to Paragraph 8(a):

B-1